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                                                                    EXHIBIT 4.03

                                                                  EXECUTION COPY

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                                CREDIT AGREEMENT

                          DATED AS OF FEBRUARY 18, 2003

                                      AMONG

                       SOUTHWESTERN PUBLIC SERVICE COMPANY

                                  THE LENDERS,

                                  BANK ONE, NA,
                                    AS AGENT,

                              THE BANK OF NEW YORK,
                              AS SYNDICATION AGENT
                                       AND

                         BANC ONE CAPITAL MARKETS, INC.,
                      AS LEAD ARRANGER AND SOLE BOOK RUNNER

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                                CREDIT AGREEMENT

         This Agreement, dated as of February 18, 2003, is among Southwestern Public Service Company, the Lenders and Bank One, NA, a national banking association having its principal office in Chicago, Illinois, as Agent. The parties hereto agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

         As used in this Agreement:

         "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

         "Advance" means a borrowing hereunder, (i) made by the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period.

         "Affected Lender" is defined in Section 2.19.

         "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

         "Agent" means Bank One in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

         "Aggregate Commitment" means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof.

         "Aggregate Outstanding Credit Exposure" means, at any time, the aggregate of the Outstanding Credit Exposure of all Lenders.

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         "Agreement" means this credit agreement, as it may be amended or modified and in effect from time to time.

         "Agreement Accounting Principles" means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.

         "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

         "Applicable Margin" means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

         "Arranger" means Banc One Capital Markets, Inc., a Delaware corporation, and its successors, in its capacity as Lead Arranger and Sole Book Runner.

         "Article" means an article of this Agreement unless another document is specifically referenced.

         "Authorized Officer" means any of the following officers of the Borrower, acting singly: the Chairman of the Board, the Chief Executive Officer, the Vice Chairman of the Board, the Chief Operating Officer, the President, the Chief Financial Officer or any Executive Vice President, Senior Vice President, Vice President, Assistant Vice President, Treasurer or Assistant Treasurer.

         "Bank One" means Bank One, NA, a national banking association having its principal office in Chicago, Illinois, in its individual capacity, and its successors.

         "Borrower" means Southwestern Public Service Company, a New Mexico corporation, and its successors and assigns.

         "Borrowing Date" means a date on which an Advance is made hereunder.

         "Borrowing Notice" is defined in Section 2.8.

         "Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

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         "Capitalized Lease" of a Person means any lease of Property by such
Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

         "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

         "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

         "Commitment" means, for each Lender, the obligation of such Lender to make Loans and to participate in Letters of Credit, in an aggregate amount not exceeding the amount set forth opposite its signature below or as set forth in any assignment that has become effective pursuant to Section 12.3.2, as such amount may be modified from time to time pursuant to the terms hereof.

         "Commitment Fee Rate" means, at any time, the percentage rate per annum at which Commitment Fees are accruing on the unused portion of the Aggregate Commitment at such time as set forth in the Pricing Schedule.

         "Consolidated EBITDA" means, for any period, (a) the consolidated net income of the Company and its Subsidiaries for such period, excluding all non-operating gains and losses (including extraordinary or unusual gains and losses, gains and losses from discontinuance of operations, gains and losses arising from the sale of assets (other than inventory or in connection with a Qualified Receivables Transaction) and other non-recurring gains and losses), plus (b) to the extent deducted in determining the amount in clause (a) (but without duplication), (i) Consolidated Interest Expense, (ii) income taxes,
(iii) depreciation and amortization and (iv) "other income (deductions) - net" as shown on the Borrower's consolidated statements of income.

         "Consolidated Interest Expense" means, for any period, the consolidated interest expense of the Company and its Subsidiaries for such period (including imputed interest on Capitalized Leases and, to the extent not otherwise included in consolidated interest expense, distributions on Trust Preferred Securities, but excluding "other financing costs" as shown on the Borrower's consolidated statements of income).

          "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take or pay contract, application for a letter of credit or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

         "Conversion/Continuation Notice" is defined in Section 2.9.

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         "Controlled Group" means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

         "Credit Extension" means the making of an Advance or the issuance of a Letter of Credit.

         "Debt to Capitalization Ratio" means the ratio of (a) Total Debt to (b) the sum of Total Debt plus the Borrower's consolidated stockholders' equity plus, to the extent not included in stockholders' equity, Mandatorily Redeemable Stock, as determined in accordance with Agreement Accounting Principles.

         "Default" means an event described in Article VII.

         "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to
(i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

         "Eurodollar Advance" means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

         "Eurodollar Base Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the applicable British Bankers' Association Interest Settlement Rate for deposits in U.S. dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that (i) if Reuters Screen FRBD is not available to the Agent for any reason, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the applicable British Bankers' Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, and (ii) if no such British Bankers' Association Interest Settlement Rate is available to the Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Agent to be the rate at which Bank One or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of Bank One's relevant Eurodollar Loan and having a maturity equal to such Interest Period.

         "Eurodollar Loan" means a Loan which, except as otherwise provided in
Section 2.11, bears interest at the applicable Eurodollar Rate.

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         "Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus
(ii) the Applicable Margin.

         "Excluded Taxes" means, in the case of each Lender or applicable Lending Installation and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Agent is incorporated or organized or (ii) the jurisdiction in which the Agent's or such Lender's principal executive office or such Lender's applicable Lending Installation is located.

         "Exhibit" refers to an exhibit to this Agreement, unless another document is specifically referenced.

         "Existing Agreement" means the Credit Agreement dated as of February 19, 2002, as amended to the date of this Agreement, among the Borrower, the lenders party thereto, and Bank One, NA, as agent for said lenders.

         "Existing LC" means letter of credit number SLT750771 issued by Issuer for the account of the Borrower in favor of Southwest Power Pool.

         "Facility Termination Date" means February 17, 2004 or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

         "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

         "Final Maturity Date" means February 17, 2004.

         "Floating Rate" means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.

         "Floating Rate Advance" means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

         "Floating Rate Loan" means a Loan which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

         "Indebtedness" means, with respect to any Person, all (but without duplication) of such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such

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Person's business payable on terms customary in the trade), (iii) direct or contingent obligations arising under letters of credit, banker's acceptances, bank guaranties, surety bonds and similar instruments, (iv) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (v) obligations which are evidenced by notes or other instruments, (vi) obligations of such Person to purchase accounts, securities or other Property arising out of or in connection with the sale of the same or substantially similar accounts, securities or Property, (vii) Capitalized Lease Obligations, (viii) net liabilities under interest rate swap, exchange or cap agreements, (ix) Synthetic Lease Obligations, (x) obligations under other transactions which are the functional equivalent, or take the place, of borrowing but which do not constitute a liability on the consolidated balance sheet of such Person and (xi) Contingent Obligations in respect of any of the foregoing; provided that Indebtedness shall not include obligations arising under Qualified Receivables Transactions.

         "Interest Coverage Ratio" means, as of the last day of any fiscal quarter of the Borrower, the ratio of (i) Consolidated EBITDA for the four-quarter period ending on such day to (ii) Consolidated Interest Expense for such period.

         "Interest Period" means, with respect to a Eurodollar Advance, a period of one, two or three months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two or three months thereafter, provided that if there is no such numerically corresponding day in such next, second or third succeeding month, such Interest Period shall end on the last Business Day of such next, second or third succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

         "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

         "Issuer" means Bank One in its capacity as issuer of Letters of Credit hereunder.

         "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

         "Lending Installation" means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent listed on its administrative questionnaire or on the signature pages hereof or otherwise selected by such Lender or the Agent pursuant to Section 2.17.

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         "Letter of Credit" means the Existing LC or a letter of credit issued pursuant to Section 2.20(i).

         "Letter of Credit Application" is defined in Section 2.20(iii).

         "Letter of Credit Collateral Account" is defined in Section 2.20(xi).

         "Letter of Credit Fee" is defined in Section 2.20(iv).

         "Letter of Credit Fee Rate" means, at any time, the percentage rate per annum applicable to Letter of Credit Fees at such time as set forth in the Pricing Schedule.

         "Letter of Credit Obligations means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount of all Letters of Credit at such time plus (ii) the aggregate unpaid amount of all Reimbursement Obligations at such time.

         "Letter of Credit Payment Date" is defined in Section 2.20(v).

         "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

         "Loan" means, with respect to a Lender, such Lender's loan made pursuant to Article II (or any conversion or continuation thereof).

         "Loan Documents" means this Agreement, any Notes issued pursuant to
Section 2.13, any Letter of Credit and any Letter of Credit Application.

         "Mandatorily Redeemable Stock" means, with respect to any Person, any share of such Person's capital stock to the extent that it is (a) redeemable, payable or required to be purchased or otherwise retired or extinguished, or convertible into any Indebtedness or other liability of such Person, (i) at a fixed or determinable date, whether by operation of a sinking fund or otherwise,
(ii) at the option of any Person other than such Person or (iii) upon the occurrence of a condition not solely within the control of such Person, such as a redemption required to be made out of future earnings or (b) convertible into Mandatorily Redeemable Stock.

         "Material Adverse Effect" means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or
(iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent, the Lenders or the Issuer thereunder.

         "Material Indebtedness" is defined in Section 7.5.

         "Modify" and "Modification" are defined in Section 2.20(i)

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         "Moody's" means Moody's Investors Service, Inc.

         "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

         "Non-U.S. Lender" is defined in Section 3.5(iv).

         "Note" means any promissory note issued at the request of a Lender pursuant to Section 2.13 in the form of Exhibit D.

         "Obligations" means all unpaid principal of and accrued and unpaid interest on the Loans, all Reimbursement Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent, the Issuer or any indemnified party arising under the Loan Documents.

         "Off-Balance Sheet Liability" of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any sale and leaseback transaction which is not a Capitalized Lease, (iii) all Synthetic Lease Obligations of such Person and (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person, but excluding from this clause (iv) any Operating Lease which does not give rise to Synthetic Lease Obligations.

         "Operating Lease" of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee.

         "Outstanding Credit Exposure" means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Loans outstanding at such time, plus (ii) an amount equal to its pro rata share of the Letter of Credit Obligations at such time.

         "Other Taxes" is defined in Section 3.5(ii).

         "Participants" is defined in Section 12.2.1.

         "Payment Date" means the last day of each March, June, September and December.

         "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

         "Person" means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

         "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

         "Pricing Schedule" means the Schedule attached hereto identified as such.

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         "Prime Rate" means a rate per annum equal to the prime rate of interest announced by Bank One or by its parent, BANK ONE CORPORATION, from time to time, changing when and as said prime rate changes.

         "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

         "Purchasers" is defined in Section 12.3.1.

         "Qualified Receivables Transaction" means any transaction or series of transactions pursuant to which the Borrower or any Subsidiary sells, conveys, pledges or otherwise transfers to a newly-formed Subsidiary or other special purpose entity, or any other Person, any accounts receivable (including chattel paper, instruments and general intangibles) or notes receivable and the rights and certain other property related thereto, provided that all of the terms and conditions of such transaction or series of transactions, including the amount and type of any recourse to the Borrower or any Subsidiary with respect to the assets transferred, are reasonably acceptable to the Agent.

         "Receivables Transaction Attributed Obligations" means, at any time with respect to any Qualified Receivables Transaction, the unrecovered purchase price on such date of all assets sold, conveyed, pledged or otherwise transferred by the Borrower or any Subsidiary to the third-party conduit entity or other receivables credit provider under such Qualified Receivables Transaction.

         "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

         "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

         "Reimbursement Obligations" means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.20 to reimburse the Issuer for amounts paid by the Issuer in respect of any one or more drawings under Letters of Credit.

         "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code; and provided, further, that the events described on Schedule
5.9 shall not constitute a Reportable

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Event unless the Required Lenders determine that such events have had or are reasonably expected to have a Material Adverse Effect.

         "Required Lenders" means Lenders in the aggregate having more than 50% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding more than 50% of the aggregate unpaid principal amount of the Aggregate Outstanding Credit Exposure.

         "Reserve Requirement" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

         "S&P" means Standard and Poor's Ratings Services, a division of The McGraw Hill Companies, Inc.

         "Sale and Leaseback Transaction" means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

         "Schedule" refers to a specific schedule to this Agreement, unless another document is specifically referenced.

         "SEC" means the Securities and Exchange Commission.

         "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

         "Significant Subsidiary" means, as of any date of determination, each Subsidiary of the Borrower that meets any of the following criteria:

                  (i) the Borrower's and its other Subsidiaries' Investments in and to such Subsidiary (and its respective Subsidiaries), as shown in the consolidated financial statements of the Borrower and its Subsidiaries prepared as of the end of the fiscal quarter ended most recently prior to such date of determination, exceed 10% of the total consolidated assets of the Borrower and its Subsidiaries; or

                  (ii) the assets of such Subsidiary (and its respective Subsidiaries) represent more than 10% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements referred to in clause (i) above; or

                  (iii) such Subsidiary (and its respective Subsidiaries) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.

         "Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

         "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled,

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directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

         "Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.

         "Synthetic Lease Obligation" means the monetary obligation of a Person under (i) a so-called synthetic or off-balance sheet or tax retention lease or
(ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as indebtedness of such Person (without regard to accounting treatment). The amount of Synthetic Lease Obligations of any Person under any such lease or agreement shall be the amount which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles if such lease or agreement were accounted for as a Capitalized Lease.

         "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

         "Total Debt" means all Indebtedness of the Borrower and its Subsidiaries (including Trust Preferred Securities, but excluding Mandatorily Redeemable Stock), determined on a consolidated basis in accordance with Agreement Accounting Principles. For purposes of calculating Total Debt, obligations under interest rate swaps and similar arrangements shall be marked to market in accordance with Financial Accounting Standard 133.

         "Transferee" is defined in Section 12.4.

         "Trust Preferred Securities" means preferred stock issued by a trust, the common equities of which are owned by the Borrower.

         "Type" means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance.

         "Unfunded Liabilities" means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

         "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

         "Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

         The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

                                  ARTICLE II.

                                  THE CREDITS

         2.1 Commitment. From and including the date of this Agreement and prior to the Facility Termination Date, subject to the terms and conditions set forth in this Agreement, (a) each Lender severally agrees to make Loans to the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of its Commitment and (b) the Issuer agrees to issue Letters of Credit for the account of the Borrower in an aggregate amount not to exceed $10,000,000 (and each Lender severally agrees to participate in each such Letter of Credit as more fully set forth in Section 2.20). Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitments hereunder shall expire on the Facility Termination Date. Any repayments of Loans after the Facility Termination Date may not be reborrowed.

         2.2 Required Payments; Maturity. The Aggregate Outstanding Credit Exposure and all other unpaid Obligations shall be paid in full (or, the case of any Letter of Credit, a Letter of Credit Collateral Account shall be established in accordance with Section 2.20(xi)) by the Borrower on the Final Maturity Date.

         2.3 Ratable Loans. Each Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment.

         2.4 Types of Advances. The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.

         2.5      Commitment Fee; Changes in Aggregate Commitment; Up-Front
Fees.

         (i) The Borrower agrees to pay to the Agent for the account of each Lender a commitment fee at a per annum rate equal to the Commitment Fee Rate on the daily unused portion of such Lender's Commitment from the date hereof to and including the Facility Termination Date, payable on each Payment Date hereafter and on the Facility Termination Date.

         (ii) The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $1,000,000, upon at least ten (10) Business Days' written notice to the Agent, which notice shall specify the amount of any such reduction, provided that the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder.

         (iii) The Borrower may, from time to time, by means of a letter delivered to the Agent substantially in the form of Exhibit E, request that the Aggregate Commitment be increased to up to $125,000,000 (less the amount of any previous reductions of the Aggregate Commitment pursuant to clause (ii) above) by (a) increasing the Commitment of one or more Lenders which have agreed to such increase and/or (b) adding one or more commercial banks or other Persons as a party hereto (each an "Additional Lender") with a Commitment in an amount agreed to by any such Additional Lender; provided that no Additional Lender shall be added as a party hereto without the written consent of the Agent (which shall not be unreasonably withheld) or if a Default or an Unmatured Default exists. Any increase in the Aggregate Commitment pursuant to this clause (iii) shall be effective three Business Days after the date on which the Agent has received (and, to the extent applicable, consented to) the applicable increase letter in the form of Annex 1 to Exhibit E (in the case of an increase in the Commitment of an existing Lender) or assumption letter in the form of Annex 2 to Exhibit E (in the case of an Additional Lender). The Agent shall promptly notify the Borrower and the Lenders of any increase in the amount of the Aggregate Commitment pursuant to this clause (iii) and of each Lender's pro rata share of the Aggregate Commitment of each Lender after giving effect thereto. The Borrower acknowledges that, in order to maintain ratable Advances in accordance with each Lender's pro rata share of the Aggregate Commitment, prepayment of all or portions of certain ratable Advances may be required on the date of any increase in the Aggregate Commitment pursuant to this clause (iii) (and any such prepayment shall be subject to the provisions of Section 3.4).

         (iv) The Borrower agrees to pay to the Agent on behalf of each Lender on the date the Borrower signs this Agreement an up-front fee in the amount previously agreed upon among the Company, the Agent and such Lender.

         2.6 Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $1,000,000 (and in multiples of $100,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $1,000,000 (and in multiples of $100,000 if in excess thereof), provided that any Floating Rate Advance may be in the amount of the unused Aggregate Commitment.

         2.7 Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $100,000 in excess thereof, any portion of the outstanding Floating Rate Advances upon two Business Days' prior notice to the Agent. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $100,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon three Business Days' prior notice to the Agent.

         2.8 Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Agent irrevocable notice (a "Borrowing Notice") not later than 10:00 a.m. (Chicago time) at least one Business Day before the Borrowing Date of each Floating Rate Advance and three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

         (i) the Borrowing Date, which shall be a Business Day, of such Advance,

         (ii)     the aggregate amount of such Advance,

         (iii)    the Type of Advance selected, and

         (iv) in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Not later than noon (Chicago time) on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available in Chicago to the Agent at its address specified pursuant to Article XIII. The Agent will make the funds so received from the Lenders available to the Borrower at the Agent's aforesaid address.

         2.9 Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this
Section 2.9 or are repaid in accordance with Section 2.7. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.7 or (y) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance. The Borrower shall give the Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (Chicago time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

         (i) the requested date, which shall be a Business Day, of such conversion or continuation,

         (ii) the aggregate amount and Type of the Advance which is to be converted or continued, and

         (iii) the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

         2.10 Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.9, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Agent as applicable to such Eurodollar Advance based upon the Borrower's selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof. No Interest Period may end after the Final Maturity Date.

         2.11 Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.8 or 2.9, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum and (iii) the Letter of Credit Fee Rate shall be increased by 2% per annum, provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above and the increase in the Letter of Credit Fee Rate set forth in clause (iii) above shall be applicable to all applicable Credit Extensions without any election or action on the part of the Agent or any Lender.

         2.12 Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent's address specified pursuant to
Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by noon (local time) on the date when due and shall be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized to charge the account of the Borrower maintained with Bank One for each payment of principal, interest, Reimbursement Obligations and fees as it becomes due hereunder.

         2.13 Noteless Agreement; Evidence of Indebtedness. (i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

         (ii) The Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder,
(c) the original stated amount of each Letter of Credit and the amount of Letter of Credit Obligations outstanding at any time and (d) the amount of any sum received by the Agent hereunder from the Borrower and each Lender's share thereof.

         (iii) The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

         (iv) Any Lender may request that its Loans be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.

         2.14 Telephonic Notices. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

         2.15 Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest and commitment fees shall be calculated for actual days elapsed on the basis of a 360-day year, except that interest accruing at the Prime Rate shall be calculated for actual days elapsed on the basis of a 365, or when appropriate 366, day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

         2.16 Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

         2.17 Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

         2.18 Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

         2.19     Replacement of Lender. If the Borrower is required pursuant to
Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender or if any Lender's obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.3 (any Lender so affected an "Affected Lender"), the Borrower may elect, if such amounts continue to be charged or such suspension is still effective, to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided, further, that, concurrently with such replacement,
(i) another bank or other entity which is reasonably satisfactory to the Borrower and the Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit B and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.

         2.20     Letters of Credit.

         (i) Issuance. The Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby letters of credit and to renew, extend, increase, decrease or otherwise modify Letters of Credit ("Modify," and each such action a "Modification") from time to time from and including the date of this Agreement and prior to the Facility Termination Date upon the request of the Borrower; provided that immediately after each such Letter of Credit is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed $10,000,000 and (ii) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment. No Letter of Credit shall have an expiry date later than the scheduled Facility Termination Date. By their execution of this Agreement, the Borrower, each Lender, the Issuer and the Agent agree that, effective as of the date of this Agreement, the Existing LC shall be a Letter of Credit under this Agreement and subject to the terms hereof.

         (ii) Participations. On the date of this Agreement, with respect to the Existing LC, and upon the issuance of each other Letter of Credit or the Modification of any Letter of Credit in accordance with this Section 2.20, the Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Issuer, a participation in such Letter of Credit (and each Modification thereof) and the related LC Obligations in proportion to its pro rata share of the Aggregate Commitment.

         (iii) Notice. Subject to Section 2.20(i), the Borrower shall give the Issuer notice prior to 10:00 a.m. (Chicago time) at least three Business Days prior to the proposed date of issuance or Modification of each Letter of Credit, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Letter of Credit, and describing the proposed terms of such Letter of Credit and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the Issuer shall promptly notify the Agent, and the Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender's participation in such proposed Letter of Credit. The issuance or Modification by the Issuer of any Letter of Credit shall, in addition to the conditions precedent set forth in
Article IV (the satisfaction of which the Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Letter of Credit shall be satisfactory to the Issuer and that the Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Letter of Credit as the Issuer shall have reasonably requested (each a

"Letter of Credit Application"). In the event of any conflict between the terms of this Agreement and the terms of any Letter of Credit Application, the terms of this Agreement shall control.

         (iv) Letter of Credit Fees. The Borrower shall pay to the Agent, for the account of the Lenders ratably in accordance with their respective pro rata shares of the Aggregate Commitment, with respect to each Letter of Credit, a letter of credit fee (the "Letter of Credit Fee") at a per annum rate equal to the Letter of Credit Fee Rate in effect from time to time on the undrawn stated amount available under such Letter of Credit, such fee to be payable in arrears on each Payment Date. The Borrower shall also pay to the Issuer for its own account (x) a fronting fee in the amount agreed to by the Issuer and the Borrower from time to time, with such fee to be payable in arrears on each Payment Date, and (y) documentary and processing charges in connection with the issuance or Modification of and draws under Letters of Credit in accordance with the Issuer's standard schedule for such charges as in effect from time to time.

         (v) Administration; Reimbursement by Lenders. Upon receipt from the beneficiary of any Letter of Credit of any demand for payment under such Letter of Credit, the Issuer shall notify the Agent and the Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid by the Issuer as a result of such demand and the proposed payment date (the "Letter of Credit Payment Date"). The responsibility of the Issuer to the Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit. The Issuer shall endeavor to exercise the same care in its issuance and administration of Letters of Credit as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the Issuer, each Lender shall be unconditionally and irrevocably obligated, without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse the Issuer on demand for (i) such Lender's pro rata share (determined by such Lender's pro rata share of the Aggregate Commitment) of the amount of each payment made by the Issuer under each applicable Letter of Credit to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.20(vi) below, plus (ii) interest on the foregoing amount for each day from the date of the applicable payment by the Issuer to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate or, beginning on third Business Day after demand for such amount by the Issuer, the rate applicable to Floating Rate Advances.

         (vi) Reimbursement by Borrower. The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuer on or before the applicable Letter of Credit Payment Date for any amount to be paid by the Issuer upon any drawing under any Letter of Credit issued by the Issuer, without presentment, demand, protest or other formalities of any kind; provided that the Borrower shall not hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the Issuer in determining whether a request presented under any Letter of Credit issued by it complied with the terms of such Letter of Credit or (ii) the Issuer's failure to pay under any Letter of Credit issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. All such amounts paid by the Issuer and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate applicable to Floating Rate Advances. The Issuer will pay to each Lender ratably in accordance with its pro rata share of the Aggregate Commitment all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Letter of Credit issued by the Issuer, but only to the extent such Lender has made payment to the Issuer in respect of such Letter of Credit pursuant to Section 2.20(v).

         (vii)    Obligations Absolute. The Borrower's obligations under this
Section 2.20 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Issuer, any Lender or any beneficiary of a Letter of Credit. The Borrower further agrees with the Issuer and the Lenders that neither the Issuer nor any Lender shall be responsible for, and the Borrower's Reimbursement Obligation in respect of any Letter of Credit shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Letter of Credit or any financing institution or other party to whom any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Letter of Credit or any such transferee. The Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Borrower agrees that any action taken or omitted by the Issuer or any Lender under or in connection with any Letter of Credit and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put the Issuer or any Lender under any liability to the Borrower. Nothing in this Section 2.20(vii) is intended to limit the right of the Borrower to make a claim against the Issuer for damages as contemplated by the proviso to the first sentence of Section 2.20(vi).

         (viii) Actions of Issuer. The Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Issuer. The Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this
Section 2.20, the Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Letter of Credit.

         (ix) Indemnification. The Borrower hereby agrees to indemnify and hold harmless each Lender, the Issuer and the Agent, and their respective directors, officers, agents and employees, from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender, the Issuer or the Agent may incur (or which may be claimed against such

Lender, the Issuer or the Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Letter of Credit or any actual or proposed use of any Letter of Credit, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the Issuer may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to the Issuer hereunder (but nothing herein contained shall affect any rights the Borrower may have against any defaulting Lender) or (ii) by reason of or on account of the Issuer issuing any Letter of Credit which specifies that the term "Beneficiary" included therein includes any successor by operation of law of the named Beneficiary, but which Letter of Credit does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify any Lender, the Issuer or the Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the Issuer in determining whether a request presented under any Letter of Credit issued by the Issuer complied with the terms of such Letter of Credit or (y) the Issuer's failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. Nothing in this Section 2.20(ix) is intended to limit the obligations of the Borrower under any other provision of this Agreement.

         (X) Lenders' Indemnification. Each Lender shall, ratably in accordance with its pro rata share of the Aggregate Commitment, indemnify the Issuer, its affiliates and its directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees' gross negligence or willful misconduct or the Issuer's failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of the Letter of Credit) that such indemnitees may suffer or incur in connection with this Section 2.20 or any action taken or omitted by such indemnitees hereunder.

         (xi) Letter of Credit Collateral Account. The Borrower agrees that it will, upon the request of the Agent or the Required Lenders and until the final expiration date of any Letter of Credit and thereafter as long as any amount is payable to the Issuer or the Lenders in respect of any Letter of Credit, maintain a special collateral account pursuant to arrangements satisfactory to the Agent (the "Letter of Credit Collateral Account") at the Agent's office at the address specified pursuant to Article XIII, in the name of such Borrower but under the sole dominion and control of the Agent, for the benefit of the Lenders and in which the Borrower shall have no interest other than as set forth in Section 8.1. The Borrower hereby pledges, assigns and grants to the Agent, on behalf of and for the ratable benefit of the Lenders and the Issuer, a security interest in all of the Borrower's right, title and interest in and to all funds which may from time to time be on deposit in the Letter of Credit Collateral Account to secure the prompt and complete payment and performance of the Obligations. The Agent will invest any funds on deposit from time to time in the Letter of Credit Collateral Account in certificates of deposit of Bank One having a maturity not exceeding 30 days. Nothing in this
Section 2.20(xi) shall either obligate the Agent to require the Borrower to deposit any funds in the Letter of Credit Collateral Account or limit the right of the Agent to release any funds held in the Letter of Credit Collateral Account in each case other than as required by Section 8.1; provided that if one or more Letters of Credit are outstanding on the Facility Termination Date, the Borrower shall deposit funds in the Letter of Credit Collateral Account in an amount equal to the stated amount of all such Letters of Credit, and such account shall at all times thereafter have a balance in excess of the full amount available to be drawn under such Letters of Credit.

         (xii) Rights as a Lender. In its capacity as a Lender, the Issuer shall have the same rights and obligations as any other Lender.

                                  ARTICLE III.

                             YIELD PROTECTION; TAXES

         3.1 Yield Protection. If, on or after the date of this Agreement, the adoption of or any change in any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender, any applicable Lending Installation or the Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

         (i) subjects any Lender, any applicable Lending Installation or the Issuer to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender or the Issuer in respect of its Eurodollar Loans, Letters of Credit or participations therein, or

         (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, any applicable Lending Installation or the Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

         (iii) imposes any other condition the result of which is to increase the cost to any Lender, any applicable Lending Installation or the Issuer of making, funding or maintaining its Eurodollar Loans or of issuing or participating in Letters of Credit or reduces any amount receivable by any Lender, any applicable Lending Installation or the Issuer in connection with its Eurodollar Loans or Letters of Credit, or requires any Lender, any applicable Lending Installation or the Issuer to make any payment calculated by reference to the amount of Eurodollar Loans or Letters of Credit held or interest received by it, by an amount deemed material by such Lender or the Issuer, as the case may be, and the result of any of the foregoing is to increase the cost to such Lender, the applicable Lending Installation or the Issuer of making or maintaining its Eurodollar Loans, Letters of Credit or Commitment or to reduce the return received by such Lender, the applicable Lending Installation or the Issuer in connection with such Eurodollar Loans, Letters of Credit or Commitment, then, within 15 days of demand by such Lender or the Issuer, the Borrower shall pay such Lender or the Issuer such additional amount or amounts as will compensate such Lender or the Issuer for such increased cost or reduction in amount received.

         3.2 Changes in Capital Adequacy Regulations. If a Lender or the Issuer determines the amount of capital required or expected to be maintained by such Lender, the Issuer, any Lending Installation of such Lender or any corporation controlling such Lender or the Issuer is increased as a result of a Change, then, within 15 days of demand by such Lender or the Issuer, the Borrower shall pay such Lender or the Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or the Issuer determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans and issue or participate in Letters of Credit, as the case may be, hereunder (after taking into account such Lender's or the Issuer's policies as to capital adequacy). "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender, any Lending Installation or the Issuer or any corporation controlling any Lender or the Issuer. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

         3.3 Availability of Types of Advances. If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances (on or before the date required by such law, rule, regulation or directive), subject to the payment of any funding indemnification amounts required by
Section 3.4.

         3.4 Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

         3.5 Taxes. (i) All payments by the Borrower to or for the account of any Lender, the Issuer or the Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, the Issuer or the Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender, the Issuer or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

         (ii) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Letter of Credit Application or from the execution or delivery of, or otherwise with respect to, this Agreement, any Note or any Letter of Credit Application ("Other Taxes").

         (iii) The Borrower hereby agrees to indemnify the Agent, each Lender and the Issuer for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this
Section 3.5) paid by the Agent, such Lender or the Issuer and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Agent, such Lender or the Issuer makes demand therefor pursuant to
Section 3.6.

         (iv) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a "Non-U.S. Lender") agrees that it will, not less than ten Business Days after the date of this Agreement, (i) deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and
(ii) deliver to each of the Borrower and the Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

         (v) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

         (vi) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

         (vii) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent). The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement.

         3.6 Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

                                  ARTICLE IV.

                              CONDITIONS PRECEDENT

         4.1 Initial Credit Extension. The Lenders and the Issuer shall not be required to make the initial Credit Extension hereunder unless the Borrower has furnished to the Agent with sufficient copies for the Lenders:

         (i) Copies of the articles or certificate of incorporation of the Borrower, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation.

         (ii) Copies certified by the Secretary or Assistant Secretary of the Borrower, of its by-laws and of its Board of Directors' resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which the Borrower is a party.

         (iii) An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signatures of the officers of the Borrower authorized to sign the Loan Documents to which the Borrower is a party, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

         (iv) Evidence,in form and substance satisfactory to the Agent, that the Borrower has obtained all governmental approvals necessary for it to enter into the Loan Documents.

         (v) A certificate, signed by an Authorized Officer of the Borrower, stating that on the initial Borrowing Date no Default or Unmatured Default has occurred and is continuing.

         (vi) A written opinion of the Borrower's counsel, addressed to the Lenders in substantially the form of Exhibit A.

         (vii) Any Notes requested by a Lender pursuant to Section 2.13 payable to the order of each such requesting Lender.

         (viii) Written money transfer instructions, in substantially the form of Exhibit C, addressed to the Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Agent may have reasonably requested.

         (ix) Evidence,in form and substance satisfactory to the Agent, of the termination of the Existing Agreement and the repayment in full of all outstanding obligations of the Borrower thereunder (it being understood that the Existing LC shall become a Letter of Credit hereunder on the date of this Agreement).

         (x) If the initial Credit Extension will be the issuance of a Letter of Credit, a properly completed Letter of Credit Application.

         (xi) Such other documents as any Lender or its counsel may have reasonably requested.

         4.2 Each Credit Extension. The Lenders shall not be required to make any Credit Extension unless on the applicable Borrowing Date:

         (i)      There exists no Default or Unmatured Default.

         (ii) The representations and warranties contained in Article V are true and correct as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

         (iii) All legal matters incident to the making of such Credit Extension shall be satisfactory to the Lenders and their counsel.

         Each Borrowing Notice and each request for the issuance of a Letter of Credit shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied.

                                   ARTICLE V.

                         REPRESENTATIONS AND WARRANTIES

         The Borrower represents and warrants to the Lenders that:

         5.1 Existence and Standing. Each of the Borrower and its Subsidiaries is a corporation, partnership or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

         5.2 Authorization and Validity. The Borrower has the corporate power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings. After giving effect to each Credit Extension hereunder, the aggregate amount of all Indebtedness and borrowings of the Borrower will not exceed the maximum amount of Indebtedness and borrowings authorized by the Borrower's Board of Directors. The Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

         5.3 No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries, or (ii) the Borrower's or any Subsidiary's articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, bylaws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Subsidiaries and is in full force and effect, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents, except that the Borrower is required to make a notice filing with the SEC pursuant to the SEC's Rule 52 adopted pursuant to the Public Utility Holding Company Act of 1935, as amended. The Borrower covenants that it will make the notice filing referred to in the preceding sentence within the time limited prescribed therefor and further represents that no further consent, approval, license, authorization or validation of the SEC is required in connection therewith.

         5.4 Financial Statements. The September 30, 2002 consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

         5.5 Material Adverse Change. Since September 30, 2002 no event has occurred which could reasonably be expected to have a Material Adverse Effect.

         5.6 Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists. The United States income tax returns of the Borrower and its Subsidiaries have been audited by the Internal Revenue Service through the fiscal year ended July 31, 1997. No tax liens have been filed against the Borrower or any Subsidiary. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

         5.7      Litigation and Contingent Obligations. Except as described on
Schedule 5.7 or in the Borrower's annual report on Form 10K for the year ended December 31, 2001 and the Borrower's quarterly reports on Form 10Q for the periods ended March 31, 2002, June 30, 2002 and September 30, 2002, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Loans. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, the Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

         5.8 Subsidiaries. As of the date of this Agreement, the Borrower has no Subsidiaries other than Southwestern Public Service Capital I.

         5.9 ERISA. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $25,000,000. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other member of the Controlled Group (while it was a member of the Controlled Group) has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan. Neither the Borrower nor any other member of the Controlled Group is party to any Multiemployer Plan.

         5.10 Accuracy of Information. No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

         5.11 Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

         5.12 Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness.

         5.13 Compliance With Laws. The Borrower and its Subsidiaries have complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property.

         5.14 Plan Assets; Prohibited Transactions. The Borrower is not an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. Section 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Loans hereunder gives rise to a prohibited transaction within the meaning of
Section 406 of ERISA or Section 4975 of the Code.

         5.15 Environmental Matters. In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower due to Environmental Laws. On the basis of this consideration, the Borrower has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which noncompliance or remedial action could reasonably be expected to have a Material Adverse Effect.

         5.16 Investment Company Act. Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

         5.17 Public Utility Holding Company Act. The Borrower is a subsidiary of Xcel Energy Inc., which is a regulated "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         5.18 Insurance. The Borrower and its Subsidiaries maintain a self-insurance program and maintain with financially sound and reputable insurance companies insurance on all their Property of a character usually insured by entities in the same or similar businesses similarly situated against loss or damage of the kinds and in the amounts, customarily insured against by such entities, and maintain such other insurance as is usually carried by such entities.

                                  ARTICLE VI.

                                  COVENANTS

         During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

         6.1 Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with Agreement Accounting Principles, and furnish to the Lenders:

         (i) Within 90 days after the close of each of its fiscal years, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in generally accepted accounting principles and required or approved by the Borrower's independent certified public accountants) audit report certified by nationally recognized independent certified public accountants, prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by any management letter prepared by said accountants.

         (ii) Within 45 days after the close of the first three quarterly periods of each of its fiscal years, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by an Authorized Officer.

         (iii) As soon as possible and in any event within 10 days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by an Authorized Officer, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

         (iv) As soon as possible and in any event within 10 days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

         (v) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

         (vi) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the SEC.

         (vii) Together with the annual and quarterly reports referred to in clauses (i) and (ii) above, a certificate in the form of Exhibit F, certified by an Authorized Officer.

         (viii) Such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request.

         6.2 Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions for general corporate purposes and to repay outstanding Credit Extensions. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Credit Extensions to purchase or carry any "margin stock" (as defined in Regulation U) or to make any hostile Acquisition.

         6.3 Notice of Default. The Borrower will, and will cause each Subsidiary to, give prompt notice in writing to the Lenders within five (5) days of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect (it being understood and agreed that the Borrower and its Subsidiaries shall not be required to make separate disclosure under this
Section 6.3 of occurrences or developments which have previously been disclosed to the Lenders in any financial statements or other information delivered to the Lenders pursuant to Section 6.1).

         6.4 Conduct of Business. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

         6.5 Taxes. The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles.

         6.6 Insurance. The Borrower will, and will cause each Subsidiary to, maintain a self-insurance program, and maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

         6.7 Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, where failure to do so could reasonably be expected to have a Material Adverse Effect.

         6.8 Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

         6.9 Inspection. The Borrower will, and will cause each Subsidiary to, permit the Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Agent or any Lender may designate.

         6.10 Merger. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that, so long as both immediately prior to and after giving effect to such merger or consolidation, no Default or Unmatured Default shall have occurred and be continuing, then (i) any Subsidiary may merge with the Borrower or a Wholly-Owned Subsidiary and (ii) the Borrower may merge or consolidate with any other Person so long as the Borrower is the surviving entity.

         6.11 Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property to any other Person, except:

         (i)      Sales of inventory in the ordinary course of business.

         (ii) Leases, sales or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than inventory in the ordinary course of business) as permitted by this Section during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries.

         (iii) Any disposition of accounts receivable, notes receivable or unbilled revenue, the rights related to any of the foregoing and property related to any of the foregoing in connection with Qualified Receivables Transactions.

         6.12 Debt to Capitalization Ratio. The Borrower will not at any time permit the Debt to Capitalization Ratio to be greater than 0.55 to 1.00.

         6.13 Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio as of the last day of any fiscal quarter to be less than
2.75 to 1.0.

         6.14 Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

         (a) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

         (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

         (c) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

         (d) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries.

         (e) Liens existing on the date hereof and described in Schedule 6.14.

         (f) Liens incurred in connection with Qualified Receivables
Transactions.

         (g) Purchase money Liens arising in the ordinary course of business; provided that the aggregate amount of Indebtedness secured by all such Liens shall not at any time exceed $5,000,000.

         6.15 Intercompany Transactions. The Borrower will not, and will not permit any Subsidiary to, (a) make any loan or advance to, or any investment in, Xcel Energy Inc. or any Affiliate thereof (other than the Borrower or any Subsidiary thereof); or (b) enter into any other transaction with Xcel Energy Inc. or any Affiliate thereof (other than the Borrower or any Subsidiary thereof) except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms' length transaction with unrelated third parties. Nothing in this Section 6.15 shall restrict the ability of the Borrower to pay dividends to Xcel Energy Inc. so long as no Default or Unmatured Default exists or would result therefrom.

         6.16 Off-Balance Sheet Liabilities. The Borrower will not at any time permit the aggregate amount of all Off-Balance Sheet Liabilities (excluding
(i) Receivables Transaction Attributed Obligations and (ii) the existing Off-Balance Sheet Liabilities listed on Schedule 6.16) of the Borrower and its Subsidiaries to exceed $100,000,000.

         6.17 Receivables Transaction Attributed Obligations. The Borrower will not at any time permit the aggregate amount of all Receivables Transaction Attributed Obligations to exceed $75,000,000.

                                  ARTICLE VII.

                                   DEFAULTS

         The occurrence of any one or more of the following events shall constitute a Default:

         7.1 Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

         7.2 Nonpayment of principal of any Loan when due, nonpayment of any Reimbursement Obligation within one Business Day after the same becomes due, or nonpayment of interest upon any Loan or of any commitment fee, Letter of Credit Fee or other obligations under any of the Loan Documents within five days after the same becomes due.

         7.3 The breach by the Borrower of any of the terms or provisions of Section 6.2, 6.3, 6.10, 6.12 or 6.13.

         7.4 The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within five days after written notice from the Agent or any Lender.

         7.5 Failure of the Borrower and/or any of its Significant Subsidiaries to pay when due any Indebtedness aggregating in excess of $25,000,000 ("Material Indebtedness"); or the default by the Borrower and/or any of its Significant Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Borrower and/or any of its Significant Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Significant Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

         7.6 The Borrower or any of its Significant Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

         7.7 Without the application, approval or consent of the Borrower or any of its Significant Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Significant Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Significant Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

         7.8 Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its

Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

         7.9 The Borrower or any of its Significant Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $25,000,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

         7.10 The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $25,000,000; any Reportable Event shall occur in connection with any Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA in excess of $5,000,000; a contribution failure occurs with respect to any Plan sufficient to give rise to a Lien under section 302(f) of ERISA; or the Borrower or any other member of the Controlled Group shall become party to any Multiemployer Plan.

         7.11 The Borrower or any of its Significant Subsidiaries shall (i) be the subject of any proceeding or investigation pertaining to the release by the Borrower, any of its Significant Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), could reasonably be expected to have a Material Adverse Effect.

         7.12 The representations and warranties set forth in Section 5.14 ("Plan Assets; Prohibited Transactions") shall at any time not be true and correct.

         7.13 Xcel Energy Inc. or any successor thereto shall cease to own, free and clear of all Liens or other encumbrances, 100% of the outstanding shares of voting stock of the Borrower on a fully diluted basis.

                                 ARTICLE VIII.

                 ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

         8.1      Acceleration; Letter of Credit Collection Account.

         (i) If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the Issuer to issue Letters of Credit shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent, any Lender or the Issuer and the Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Agent an amount in immediately available funds, which funds shall be held in the Letter of Credit Collateral Account, equal to the excess of (x) the amount of LC Obligations at such time over (y) the amount on deposit in the Letter of Credit Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the "Collateral Shortfall Amount"). If any other Default occurs and is continuing, the Required Lenders (or the Agent with the consent of the Required Lenders) may (a) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the Issuer to issue Letters of Credit, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives, and/or (b) upon notice to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Agent in immediately available funds the Collateral Shortfall Amount, which funds shall be deposited in the Letter of Credit Collateral Account.

         (ii) If at any time while any Default exists, the Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Agent may make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Agent in immediately available funds the Collateral Shortfall Amount, which funds shall be deposited in the Letter of Credit Collateral Account.

         (iii) The Agent may at any time or from time to time, after funds are deposited in the Letter of Credit Collateral Account, apply such funds to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Borrower to the Lenders or the Issuer under the Loan Documents.

         (iv) At any time while any Default is continuing, neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Letter of Credit Collateral Account. After all of the Obligations have been indefeasibly paid in full and the Aggregate Commitment has been terminated, any funds remaining in the Letter of Credit Collateral Account shall be returned by the Agent to the Borrower or paid to whomever may be legally entitled thereto at such time.

         If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

         8.2 Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of all of the Lenders:

         (i) Extend the final maturity of any Loan or the Final Maturity Date, or extend the expiry date of any Letter of Credit to a date after the Facility Termination Date, forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon or any Reimbursement Obligation related thereto.

         (ii) Reduce the percentage specified in the definition of Required Lenders.

         (iii) Extend the Facility Termination Date, or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.2, or increase the amount of the Aggregate Commitment or of the Commitment of any Lender hereunder, or permit the Borrower to assign its rights under this Agreement.

         (iv)     Amend this Section 8.2.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent, and no amendment of any provision to this Agreement relating to the Issuer shall be effective without the written consent of the Issuer. The Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement.

         8.3 Preservation of Rights. No delay or omission of the Lenders, the Issuer or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent, the Lenders and the Issuer until the Obligations have been paid in full.

                                  ARTICLE IX.

                               GENERAL PROVISIONS

         9.1 Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

         9.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Issuer or Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

         9.3 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

         9.4 Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent, the Lenders and the Issuer and supersede all prior agreements and understandings among the Borrower, the Agent, the Lenders and the Issuer relating to the subject matter thereof other than the fee letter described in Section 10.13.

         9.5 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

         9.6 Expenses; Indemnification. (i) The Borrower shall reimburse the Agent and the Arranger for all reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees and reasonable time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent, the Arranger, the Lenders and the Issuer for all reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees and reasonable time charges of attorneys for the Agent, the Arranger, the Lenders and the Issuer, which attorneys may be employees of the Agent, the Arranger, the Lenders or the Issuer) paid or incurred by the Agent, the Arranger, any Lender or the Issuer in connection with the collection and enforcement of the Loan Documents.

         (ii) The Borrower hereby further agrees to indemnify the Agent, the Arranger, each Lender, the Issuer, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and reasonable expenses (including, without limitation, all reasonable expenses of litigation or preparation therefor whether or not the Agent, the Arranger, any Lender, the Issuer or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

         9.7 Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

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

         9.8 Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

         9.9 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

         9.10 Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders, the Issuer and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent, the Arranger, any Lender nor the Issuer shall have any fiduciary responsibilities to the Borrower. Neither the Agent, the Arranger, any Lender nor the Issuer undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations. The Borrower agrees that neither the Agent, the Arranger, any Lender nor the Issuer shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Agent, the Arranger, any Lender nor the Issuer shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

         9.11 Limited Disclosure. (a) Notwithstanding anything to the contrary herein, the Borrower, each Lender and the Agent hereby agree that, from the commencement of discussions with respect to the facility established by this Agreement (the "Facility"), the Borrower, each Lender and the Agent (and each of their respective, and their respective Affiliates', employees, officers, directors, representatives, advisors and agents) are permitted to disclose to any and all Persons, without limitation of any kind, the structure and tax aspects (as such terms are used in sections 6011 and 6111 of the Code) of the Facility, and all materials or any kind (including opinions or other tax analyses) that are provided to the Borrower, any Lender or the Agent related to such structure and tax aspects. In this regard, each of the Borrower, each Lender and the Agent acknowledges and agrees that the disclosure of the structure or tax aspects of the Facility is not limited in any way by an express or implied understanding or agreement, oral or written (whether or not such understanding or agreement is legally binding). Furthermore, each of the Borrower, each Lender and the Agent acknowledges and agrees that it does not know or have reason to know that its use or disclosure of information relating to the structure or tax aspects of the Facility is limited in any other manner (such as where the Facility is claimed to be proprietary or exclusive) for the benefit of any other Person.

         (b) Neither the Agent nor any Lender may disclose to any Person any Specified Information (as defined below) except to its, and its Affiliates', officers, employees, agents, accountants, legal counsel, advisors and other representatives who have a need to know such Specified Information. "Specified Information" means information that the Borrower furnishes to the Agent or any Lender in a writing designated as confidential, but does not include any such information that (i) relates to the "structure" or "tax aspects" of the transactions contemplated by this Agreement, as such terms are used in Sections 6011, 6111 and 6112 of the Code and the regulations promulgated thereunder or (ii) is or becomes generally available to the public or that is or becomes available to the Agent or such Lender from a source other than the Borrower.

         (c) The provisions of subsection (b) above shall not apply to Specified Information (i) that is a matter of general public knowledge or has heretofore been or is hereafter published in any source generally available to the public,
(ii) that is required to be disclosed by law, regulation or judicial order, including pursuant to the tax shelter regulations under Sections 6011, 6111 and 6112 of the Code, (iii) that is requested by any regulatory body with jurisdiction over the Agent or any Lender, or (iv) that is disclosed to legal counsel, accountants and other professional advisors to such Lender, in connection with the exercise of any right or remedy hereunder or under any Note or any suit or other litigation or proceeding relating to this Agreement or any Note, to a rating agency if required by such agency in connection with a rating relating to Credit Extensions hereunder or to assignees or participants or potential assignees or participants who agree to be bound by the provisions of this Section 9.11.

         (d) The provisions of this Section 9.11 supersede any confidentiality obligations of any Lender or the Agent relating to the Facility under any agreement between the Borrower and any such party. The parties hereto agree that any such confidentiality obligations of any Lender or the Agent shall be deemed void ab initio to the extent the same relate to the Facility.

         9.12 Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Credit Extensions provided for herein.

         9.13     Disclosure. The Borrower, each Lender and the Issuer hereby
(i) acknowledge and agree that Bank One and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates, and (ii) waive any liability of Bank One or such Affiliate of Bank One to the Borrower or any Lender, respectively, arising out of or resulting from such investments, loans or relationships other than liabilities arising out of the gross negligence or willful misconduct of Bank One or its Affiliates.

                                   ARTICLE X.

                                   THE AGENT

         10.1 Appointment; Nature of Relationship. Bank One, is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the "Agent") hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article
X. Notwithstanding the use of the defined term "Agent," it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a "representative" of the Lenders within the meaning of Section 9-105 of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

         10.2 Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

         10.3 General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

         10.4 No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith, or (f) the financial condition of the Borrower or of any of the Borrower's Subsidiaries. The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent (either in its capacity as Agent or in its individual capacity).

         10.5 Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (or, when expressly required hereunder, all of the Lenders), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

         10.6 Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent's duties hereunder and under any other Loan Document.

         10.7 Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

         10.8 Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent and (ii) any indemnification required pursuant to Section 3.5(vii) shall, notwithstanding the provisions of this
Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

         10.9 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.

         10.10 Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent, in its individual capacity, is not obligated to remain a Lender.

         10.11 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

         10.12 Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. The Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders; provided that the Agent may not be removed unless the Agent (in its individual capacity) and any affiliate thereof acting as Issuer is relieved of all of its duties as Issuer pursuant to documentation reasonably satisfactory to such Person on or prior to the date of such removal. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent's giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. Notwithstanding the previous sentence, the Agent may at any time without the consent of any Lender and with the consent of the Borrower, not to be unreasonably withheld or delayed, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. If the Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of the Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term "Prime Rate" as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

         10.13 Agent's Fee. The Borrower agrees to pay to the Agent, for its own account, the fees agreed to by the Borrower and the Agent pursuant to that certain letter agreement dated January 23, 2003, or as otherwise agreed from time to time.

         10.14 Delegation to Affiliates. The Borrower and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate's directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles IX and X.

         10.15 Syndication Agent. No Lender identified on the cover page, the signature pages or otherwise in this Agreement, or in any document related hereto, as being the "Syndication Agent" shall have any right, power, obligation, liability, responsibility or duty under this Agreement in such capacity other than those applicable to all Lenders. Each Lender acknowledges that it has not relied, and will not rely, on the Syndication Agent in deciding to enter into this Agreement or in taking or refraining from taking any action hereunder or pursuant hereto.

                                  ARTICLE XI.

                            SETOFF; RATABLE PAYMENTS

         11.1 Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.

         11.2 Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5 and payments made to the Issuer in respect of Reimbursement Obligations so long as the Lenders have not funded their participations therein) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

                                  ARTICLE XII.

                BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

         12.1 Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank; provided that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided that the Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

         12.2     Participations.

                  12.2.1 Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Outstanding Credit Exposure owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

                  12.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Credit Extension or Commitment in which such Participant has an interest which forgives principal, interest, fees or Reimbursement Obligations or reduces the interest rate or fees payable with respect to any such Credit Extension or Commitment, extends the Facility Termination Date or the Final Maturity Date, or postpones any date fixed for any regularly scheduled payment of principal of, or interest or fees on, any such Credit Extension or Commitment.

                  12.2.3 Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in
         Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

         12.3     Assignments.

                  12.3.1 Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit C or in such other form as may be agreed to by the parties thereto. The consent of the Borrower and the Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof; provided that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Such consent shall not be unreasonably withheld or delayed. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate thereof shall (unless each of the Borrower and the Agent otherwise consents) be in an amount not less than the lesser of (i) $10,000,000 or (ii) the remaining amount of the assigning Lender's Commitment (calculated as at the date of such assignment) or outstanding Loans (if the applicable Commitment has been terminated).

                  12.3.2 Effect; Effective Date. Upon (i) delivery to the Agent of an assignment, together with any consents required by Section 12.3.1, and (ii) payment of a $3,500 fee to the Agent for processing such assignment (unless such fee is waived by the Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement constitutes "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and the Aggregate Outstanding Credit Exposure assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

         12.4 Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

         12.5 Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv).

                                 ARTICLE XIII.

                                   NOTICES

         13.1 Notices. Except as otherwise permitted by Section 2.14 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or the Agent, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Lender, at its address or facsimile number set forth in its administrative questionnaire or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, or (ii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Agent under Article II shall not be effective until received.

         13.2 Change of Address. The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

                                  ARTICLE XIV.

                                  COUNTERPARTS

         This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Agent and the Lenders and each party has notified the Agent by facsimile transmission or telephone that it has taken such action.

                                   ARTICLE XV.

                     CHOICE OF LAW; CONSENT TO JURISDICTION;
                   WAIVER OF JURY TRIAL; MAXIMUM INTEREST RATE

         15.1 CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING, WITHOUT LIMITATION, 735 ILCS SECTION 105/5-1 ET SEQ, BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

         15.2 CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT, ANY LENDER OR THE ISSUER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

         15.3 WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT, THE ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY

ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

         15.4 Maximum Interest Rate. No provision of the Loan Documents shall require the payment or permit the collection of interest in excess of the maximum permitted by applicable law ("Maximum Rate"). If any interest in excess of the Maximum Rate is provided for or shall be adjudicated to be provided for in the Notes or otherwise in connection with this Agreement, the provisions of this Section 15.4 shall govern and prevail and neither the Borrower nor the sureties, guarantors, successors or assigns of the Borrower shall be obligated to pay the excess amount of the interest or any other excess sum paid for the use, forbearance, or detention of sums loaned. In the event the Agent or any Lender ever receives, collects or applies as interest any amount in excess of the Maximum Rate, the amount by which such amount exceeds the Maximum Rate shall be applied as a payment and reduction of the principal of indebtedness evidenced by the Loans, and, if the principal amount of the Loans has been paid in full, any remaining excess shall forthwith be paid to the Borrower.

         IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.

                                     SOUTHWESTERN PUBLIC SERVICE
                                     COMPANY

                                     By: /s/ Benjamin G.S. Fowke III
                                        ----------------------------------------
                                           Title: Vice President and Treasurer

                                     By: /s/ Judith A. Delaney
                                         ---------------------------------------
                                           Title: Assistant Treasurer

                                     800 Nicollet Mall, Suite 2900
                                     Minneapolis, MN 55402
                                     Attention: Mary Schell
                                     Telephone: (612) 215-5362
                                     Fax: (612) 215-5370

                                                                Credit Agreement

Commitments

$34,000,000                          BANK ONE, NA,
                                     Individually and as Agent

                                     By: /s/ Jane A. Bek
                                         ---------------------------------------
                                         Title: Director
                                                --------------------------------

                                     1 Bank One Plaza
                                     Chicago, Illinois 60670
                                     Attention: Jane Bek
                                     Telephone: (312) 732-3422
                                     Fax: (312) 732-5435

                                                                Credit Agreement

$26,000,000                          THE BANK OF NEW YORK, as Syndication
                                     Agent and as a Lender

                                     By: /s/
                                        ----------------------------------------
                                         Title: Managing Director
                                               ---------------------------------

                                                                Credit Agreement

$15,000,000                          THE BANK OF TOKYO-MITSUBISHI, LTD.

                                     By: /s/ D Barnell
                                         ---------------------------------------
                                         Title: Vice President
                                                --------------------------------

                                     By: /s/ John M. Mearns
                                         ---------------------------------------
                                         Title: VP & Manager
                                                --------------------------------

                                                                Credit Agreement

$15,000,000                          UBS AG, CAYMAN ISLANDS BRANCH

                                     By: /s/ Barbara Ezell-McMichael
                                        ----------------------------------------
                                         Title: Associate Director
                                                --------------------------------

                                     By: /s/
                                         ---------------------------------------
                                         Title: Director
                                                --------------------------------

                                                                Credit Agreement

$10,000,000                          AMARILLO NATIONAL BANK

                                     By: /s/
                                         ---------------------------------------
                                         Title: Executive Vice President
                                               ---------------------------------

                                                                Credit Agreement

                                PRICING SCHEDULE

---------------------------------------------------------------------------------
  APPLICABLE                 LEVEL I    LEVEL II  LEVEL III   LEVEL IV   LEVEL V
    MARGIN                   STATUS      STATUS    STATUS      STATUS    STATUS
---------------------------------------------------------------------------------
Eurodollar Rate              0.875%     1.000%     1.250%      1.500%     2.500%
---------------------------------------------------------------------------------
Floating Rate                 zero%      zero%      zero%       zero%      1.00%
---------------------------------------------------------------------------------

---------------------------------------------------------------------------------
                             LEVEL I    LEVEL II   LEVEL III   LEVEL IV   LEVEL V
      FEES                   STATUS      STATUS     STATUS      STATUS     STATUS
---------------------------------------------------------------------------------
Commitment Fee Rate           0.125%     0.150%      0.175%     0.250%     0.350%
---------------------------------------------------------------------------------
Letter of Credit Fee Rate     0.875%     1.000%      1.250%     1.500%     2.500%
---------------------------------------------------------------------------------

         For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

         "Level I Status" exists at any date if, on such date, the Borrower's Moody's Rating is A3 or better and the Borrower's S&P Rating is A- or better.

         "Level II Status" exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status and (ii) the Borrower's Moody's Rating is Baa1 or better and the Borrower's S&P Rating is BBB+ or better.

         "Level III Status" exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status or Level II Status; and (ii) the Borrower's Moody's Rating is Baa2 or better and the Borrower's S&P Rating is BBB or better.

         "Level IV Status" exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status, Level II Status or Level III Status; and
(ii) the Borrower's Moody's Rating is Baa3 or better and the Borrower's S&P Rating is BBB- or better.

         "Level V Status" exists at any date if, on such date, the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.

         "Moody's Rating" means, at any time, the rating issued by Moody's and then in effect with respect to the Borrower's senior unsecured long-term debt securities without third-party credit enhancement.

         "S&P Rating" means, at any time, the rating issued by S&P and then in effect with respect to the Borrower's senior unsecured long-term debt securities without third-party credit enhancement.

         "Status" means Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

         The Applicable Margin, the Commitment Fee Rate and the Letter of Credit Fee Rate shall be determined in accordance with the foregoing table based on the Borrower's Status as determined from its then-current Moody's and S&P Ratings. The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date. If at any time the Borrower has no Moody's Rating or no S&P Rating, Level V Status shall exist.

                                  SCHEDULE 5.7

                       LITIGATION; CONTINGENT LIABILITIES

         On July 24, 1995, Lamb County Electric Cooperative, Inc. (LCEC) petitioned the Public Utility Commission of Texas (PUCT) for a cease and desist order against the Borrower. LCEC alleged that the Borrower had been unlawfully providing service to oil-field customers and their facilities in LCEC's singly certificated area. The Borrower responded that it was lawfully entitled to serve oil field customers under "grandfather rights" granted to it in the same order that granted LCEC its certificated area. Ultimately, the Commission issued an order granting the Borrower's motion for summary disposition, thus denying LCEC's petition. LCEC appealed the Commission's order to district court, which upheld the order. LCEC then appealed to the Third Court of Appeals, which reversed the district court judgment and remanded the case to the Commission for an evidentiary hearing. The LCEC complaint was transferred to the State Office of Administrative Hearings (SOAH) for processing. A hearing on the merits was held October 7-10, 2002, and we are currently waiting for a Proposal For Decision from the SOAH Administrative Law Judge. In related litigation, on October 18, 1996, LCEC filed an action for damages based on its claim that the Borrower has been unlawfully providing service to oil field customers in its certificated area. This case has remained dormant pending a final determination by the PUCT of the lawfulness of the service. Damages resulting from a decision adverse to the Borrower could be material.

                                    Schedule
                                     5.7-1

                                  SCHEDULE 5.9

                           EXCLUDED REPORTABLE EVENTS

         Pursuant to 29 CFR Part 4043, Subparts A and B, a Reportable Event occurred on November 22, 2002, when five former officers of NRG Energy, Inc. a wholly owned subsidiary of Xcel Energy Inc., filed an involuntary petition in the United States Bankruptcy Court, District of Minnesota, alleging non-payment of certain obligations arising out of their employment with NRG Energy, Inc.

         Xcel Energy Inc., as plan sponsor of the Xcel Energy Pension Plan, of which NRG Energy, Inc. is a participating employer, has complied with the Pension Benefit Guaranty Corporation's Reporting and Notification requirements, and takes the position that the Involuntary Petition has no impact on the funded status of the Xcel Energy Pension Plan.

                                    Schedule
                                      5.9-1

                                  SCHEDULE 6.14

                                 EXISTING LIENS

1. Liens in connection with the $25,000,000 aggregate principal amount of Red River Authority of Texas Adjustable Rate Tender Securities (Pollution Control Revenue Refunding Bonds, Southwestern Public Service Company Project), Series 1996

2. Liens in connection with the $57,300,000 aggregate principal amount of Potter County Development Corporation Pollution Control Revenue Refunding Bonds (Southwestern Public Service Company Project), Series 1996

3. Liens in connection with the $44,500,000 aggregate principal amount of Red River Authority of Texas Adjustable Rate Tender Securities (Pollution Control Revenue Refunding Bonds, Southwestern Public Service Company Project), Series 1991

4. Liens in connection with financing in the amount of approximately $17,700,000 relating to construction of electric bulk power transmission system, including approximately 284 miles of transmission lines and rights under related construction contracts, transmission agreement and power sales agreement

5. Leases with respect to assets or Property of the Southwestern Public Service Company entered into in the ordinary course of business

6. Liens in connection with any attachment, decree or judgment not constituting a Default under Section 7.9

                                    Schedule
                                     6.14-1

                                  SCHEDULE 6.16

                          OFF-BALANCE SHEET LIABILITIES

Existing letters of credit issued in favor of Southwest Power Pool in the aggregate amount of $6,206,763.

Existing Synthetic Lease with an unamortized balance of $13,679,274.13.

                                    Schedule
                                     6.16-1

                                    EXHIBIT A

                                 FORM OF OPINION

                                February 18, 2003

To: The Agent and the Lenders who are parties to the Credit Agreement described below.

Re:      Southwestern Public Service Company

Ladies and Gentlemen:

         We have acted as counsel for Southwestern Public Service Company (the "Borrower") and have represented the Borrower in connection with its execution and delivery of a Credit Agreement dated as of February 18, 2003 (the "Agreement"), among the Borrower, the Lenders named therein, Bank One, NA, as Agent, The Bank of New York, as Syndication Agent, and Bank One Capital Markets, Inc., as Lead Arranger and Sole Book Runner, providing for Credit Extensions in an aggregate principal amount not exceeding $125,000,000 at any one time outstanding. All capitalized terms used in this opinion and not otherwise defined herein shall have the meanings attributed to them in the Agreement.

         We are not general counsel to the Borrower, and our representation consists of advising the Borrower on corporate matters as to which we have been specifically consulted. In connection with this opinion, we have examined the originals or photocopies of the Agreement, the Notes executed and to be executed by the Borrower, and such corporate records, agreements and instruments of the Borrower, certificates of public officials and of officers of the Borrower, such other documents and records, and such matters of law, as we have deemed necessary or appropriate for purposes of the opinions rendered below. In such examination, we have assumed the genuineness of all signatures (other than those of the Borrower), the authenticity of all documents submitted to us as copies and the authenticity of the originals of such latter documents. In addition, where relevant facts were not independently established, we have relied as to matters of fact (but not conclusions of law) upon the aforesaid agreements, corporate records, instruments, documents and certificates, discussions with officers and representatives of the Borrower, the representations and warranties of the Borrower contained in the Agreement and the certificates of officers of the Borrower being delivered to you in connection with the Agreement. In rendering this opinion, we have also assumed that the Agreement has been duly authorized, executed and delivered by, and is the legal, valid and binding agreement of, and is enforceable against, the Lenders.

         Based on the foregoing examination, and subject to the limitations and qualifications set forth in this letter, we are of the opinion that:

         1. The Borrower is a corporation, duly and properly incorporated, validly existing, and in good standing under the laws of New Mexico and has all requisite authority to conduct its business in each jurisdiction in which qualification is required, except where the failure to

                                   Exhibit A-1
so qualify would not have a Material Adverse Effect.

         2. The execution and delivery by the Borrower of the Loan Documents and the performance by the Borrower of its obligations thereunder have been duly authorized by proper corporate proceedings on the part of the Borrower and will not:

                  (a)      require any consent of the Borrower's shareholders;

                  (b) violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or (ii) the Borrower's restated articles of incorporation, or bylaws, or (iii) the provisions of any indenture, instrument or agreement to which the Borrower is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder; or

                  (c) result in, or require, the creation or imposition of any Lien in, of, or on the Property of the Borrower pursuant to the terms of any indenture, instrument or agreement binding upon the Borrower.

         3. The Loan Documents have been duly executed and delivered by the Borrower and constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms except to the extent the enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject also to the availability of equitable remedies if equitable remedies are sought.

         4. Except as set forth in the Borrower's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, the Borrower's Quarterly reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002, and September 30, 2002, and in Schedule 5.7 to the Agreement, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the best of our knowledge after due inquiry, threatened against the Borrower which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

         5. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof which has not been obtained by the Borrower is required to be obtained by the Borrower in connection with the execution and delivery of the Loan Documents, the borrowings under the Agreement, the payment and performance by the Borrower of the Obligations, or the legality, validity, binding effect or enforceability of any of the Loan Documents.

         This opinion is subject to and qualified in all respects by the following:

         1. This opinion is limited to federal law and the laws of New Mexico as in effect on the date hereof, and we disclaim any responsibility to inform you of any changes after the date

                                   Exhibit A-2
hereof. We express no opinion as to (a) any matter that may be governed by the laws of any other jurisdiction; (b) state and federal securities, tax, and ERISA laws, rules, and regulations; or (c) potential liability imposed by any of the foregoing laws with respect to the transactions contemplated by the Agreement.

         2. We express no opinion not expressly stated herein, and no further or other opinion shall be implied.

          This opinion is being delivered solely in connection with the closing under the Agreement that is being consummated on the date hereof. The opinions expressed herein are based upon the laws mentioned above in effect on the date hereof, and we assume no obligation to revise or supplement this letter to take into account any event, action, interpretation, change of circumstance, change of law or other matters coming to our attention after the date hereof.

          This opinion may be relied upon by the Agent, the Lenders, and their participants, assignees and other transferees.

                                Very truly yours,

                                   Exhibit A-3

                                    EXHIBIT B

                          FORM OF ASSIGNMENT AGREEMENT

         This Assignment Agreement (this "Assignment Agreement") between _______________________________ (the "Assignor") and _________________________
(the "Assignee") is dated as of ___________________, 20___. The parties hereto agree as follows:

         1. PRELIMINARY STATEMENT. The Assignor is a party to a Credit Agreement (which, as it may be amended, modified, renewed or extended from time to time is herein called the "Credit Agreement") described in Item 1 of Schedule 1 attached hereto ("Schedule 1"). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

         2. ASSIGNMENT AND ASSUMPTION. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement and the other Loan Documents, such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement and the other Loan Documents relating to the facilities listed in Item 3 of Schedule 1. The aggregate Commitment (or Loans, if the applicable Commitment has been terminated) purchased by the Assignee hereunder is set forth in Item 4 of
Schedule 1.

         3. EFFECTIVE DATE. The effective date of this Assignment Agreement (the "Effective Date") shall be the later of the date specified in
Item 5 of Schedule 1 or two Business Days (or such shorter period agreed to by the Agent) after this Assignment Agreement, together with any consents required under the Credit Agreement, are delivered to the Agent. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date are not made on the proposed Effective Date.

         4. PAYMENT OBLIGATIONS. In consideration for the sale and assignment of Loans hereunder, the Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. On and after the Effective Date, the Assignee shall be entitled to receive from the Agent all payments of principal, interest and fees with respect to the interest assigned hereby. The Assignee will promptly remit to the Assignor any interest on Loans and fees received from the Agent which relate to the portion of the Commitment or Loans assigned to the Assignee hereunder for periods prior to the Effective Date and not previously paid by the Assignee to the Assignor. In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

         5. RECORDATION FEE. The Assignor and Assignee each agree to pay one-half of the recordation fee required to be paid to the Agent in connection with this Assignment Agreement unless otherwise specified in Item 6 of Schedule 1.

         6. REPRESENTATIONS OF THE ASSIGNOR; LIMITATIONS ON THE ASSIGNOR'S LIABILITY. The Assignor represents and warrants that (i) it is the legal and

                                   Exhibit B-1
beneficial owner of the interest being assigned by it hereunder, (ii) such interest is free and clear of any adverse claim created by the Assignor and
(iii) the execution and delivery of this Assignment Agreement by the Assignor is duly authorized. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document, including without limitation, documents granting the Assignor and the other Lenders a security interest in assets of the Borrower or any guarantor, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Borrower or any guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the property, books or records of the Borrower, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

         7.       REPRESENTATIONS AND UNDERTAKINGS OF THE ASSIGNEE. The Assignee
(i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information at it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) confirms that the execution and delivery of this Assignment Agreement by the Assignee is duly authorized, (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, (vi) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1, (vii) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are "plan assets" as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be "plan assets" under ERISA, (viii) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys' fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee's nonperformance of the obligations assumed under this Assignment Agreement, and
(ix) if applicable, attaches the forms prescribed by the Internal Revenue Service of the United States certifying that the Assignee is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes.

         8. GOVERNING LAW. This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Illinois.

         9. NOTICES. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties

                                   Exhibit B-2
hereto (until notice of a change is delivered) shall be the address set forth in the attachment to Schedule 1.

         10. COUNTERPARTS; DELIVERY BY FACSIMILE. This Assignment Agreement may be executed in counterparts. Transmission by facsimile of an executed counterpart of this Assignment Agreement shall be deemed to constitute due and sufficient delivery of such counterpart and such facsimile shall be deemed to be an original counterpart of this Assignment Agreement.

IN WITNESS WHEREOF, the duly authorized officers of the parties hereto have executed this Assignment Agreement by executing Schedule 1 hereto as of the date first above written.

                                   Exhibit B-3

                                   SCHEDULE 1
                             to Assignment Agreement

1.       Description and Date of Credit Agreement:

           Credit Agreement dated as of February 18, 2003 among Southwestern
                  Public Service Company, the lenders named therein including the Assignor, and Bank One, NA individually and as Agent for such lenders, as it may be amended from time to time.

2.       Date of Assignment Agreement:_______________, 20

3.       Amounts (As of Date of Item 2 above):

a.   Assignee's percentage
     of Aggregate Commitment
     (Advances) purchased
     under the Assignment
     Agreement**                                     ____%

b.   Amount of
     Assignor's Commitment
     purchased
     under the Assignment
     Agreement**                                     $____

4.       Assignee's Commitment (or Loans
         with respect to terminated
         Commitments) purchased
         hereunder:                                         $__________________

5.       Proposed Effective Date:                           ____________________

6.       Non-standard Recordation Fee
         Arrangement

                                                     N/A***
                                                     [Assignor/Assignee
                                                     to pay 100% of fee]
                                                     [Fee waived by Agent]

                                   Exhibit B-4

Accepted and Agreed:

[NAME OF ASSIGNOR]                        [NAME OF ASSIGNEE]

By:______________________________         By:___________________________________
Title ___________________________         Title:________________________________

                                   Exhibit B-5

ACCEPTED AND CONSENTED TO****BY           ACCEPTED AND CONSENTED
                                          TO BY

SOUTHWESTERN PUBLIC                       BANK ONE, NA, as Agent
SERVICE COMPANY

By:______________________________         By:___________________________________
Title ___________________________         Title:________________________________

**   Percentage taken to 10 decimal places

***  If fee is split 50-50, pick N/A as option

**** Delete if not required by Credit Agreement

                                   Exhibit B-6

                Attachment to SCHEDULE 1 to ASSIGNMENT AGREEMENT

                        ADMINISTRATIVE INFORMATION SHEET

         Attach Assignor's Administrative Information Sheet, which must include notice addresses for the Assignor and the Assignee
                            (Sample form shown below)

                              ASSIGNOR INFORMATION

CONTACT:

Name:____________________________         Telephone No.:________________________
Fax No.:_________________________         Telex No.:____________________________
                                          Answerback:___________________________

PAYMENT INFORMATION:

Name & ABA # of Destination Bank:        _______________________________________
Account Name & Number for Wire Transfer: _______________________________________
                                         _______________________________________

Other Instructions:_____________________________________________________________

ADDRESS FOR NOTICES FOR ASSIGNOR:__________________

                              ASSIGNEE INFORMATION

CREDIT CONTACT:

Name:____________________________         Telephone No.:________________________
Fax No.:_________________________         Telex No.:____________________________
                                          Answerback:___________________________

                                   Exhibit B-7

KEY OPERATIONS CONTACTS:

Booking Installation:                                Booking Installation:
Name:                                                Name:
Telephone No.:                                       Telephone No.:
Fax No.:                                             Fax No.:
Telex No.:                                           Telex No.:
Answerback:                                          Answerback:

PAYMENT INFORMATION:

Name & ABA # of Destination Bank:

Account Name & Number for Wire Transfer:

Other Instructions:

ADDRESS FOR NOTICES FOR ASSIGNEE:

                                   Exhibit B-8

                  BANK ONE INFORMATION

                  Assignee will be called promptly upon receipt of the signed agreement.

INITIAL FUNDING CONTACT:                         SUBSEQUENT OPERATIONS CONTACT:

Name:                                            Name:
Telephone No.: (312)                             Telephone No.: (312)
Fax No.: (312)                                   Fax No.: (312)

                                        Bank One Telex No.: 190201 (Answerback:
                                        FNBC UT)
INITIAL FUNDING STANDARDS:

Libor Fund 2 days after rates are set.

BANK ONE WIRE INSTRUCTIONS:             Bank One, NA, ABA # 071000013
                                        LS2 Incoming Account # 481152860000
                                        Ref:________________

ADDRESS FOR NOTICES FOR BANK ONE:       1 Bank One Plaza, Chicago, IL 60670
                                        Attn: Agency Compliance Division, Suite
                                        IL1-0353
                                        Fax No. (312) 732-2038 or (312) 732-4339

                                   Exhibit B-9

                                    EXHIBIT C

         FORM OF LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION

         To Bank One, NA,
         as Agent (the "Agent") under the Credit Agreement
         Described Below.

         Re:      Credit Agreement, dated as of February 18, 2003 (as the same may be amended or modified, the "Credit Agreement"), among Southwestern Public Service Company (the "Borrower"), the Lenders named therein and the Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

         The Agent is specifically authorized and directed to act upon the following standing money transfer instructions with respect to the proceeds of Credit Extensions or other extensions of credit from time to time until receipt by the Agent of a specific written revocation of such instructions by the Borrower, provided that the Agent may otherwise transfer funds as hereafter directed in writing by the Borrower in accordance with Section 13.1 of the Credit Agreement or based on any telephonic notice made in accordance with
Section 2.14 of the Credit Agreement.

         Facility Identification Number(s)______________________________________

         Customer/Account Name: Southwestern Public Service Company

         Transfer Funds To _____________________________________________________

         For Account No. _______________________________________________________

         Reference/Attention To ________________________________________________

         Authorized Officer (Customer Representative) Date________________

         ___________________________________________   ___________________
         (Please Print)                                Signature

         Bank Officer Name                             Date_____________________

         ___________________________________________   _________________________
         (Please Print)                                Signature

    (Deliver Completed Form to Credit Support Staff For Immediate Processing)

                                   Exhibit C-1

                                    EXHIBIT D

                                  FORM OF NOTE

                                                                          [Date]

                  Southwestern Public Service Company, a New Mexico corporation (the "Borrower"), promises to pay to the order of _____________________________ (the "Lender") the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the main office of Bank One, NA in Chicago, Illinois, as Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Final Maturity Date.

                  The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

                  This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of February 18, 2003 (which, as it may be amended or modified and in effect from time to time, is herein called the "Agreement"), among the Borrower, the lenders party thereto, including the Lender, and Bank One, NA, as Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

                  Notwithstanding anything to the contrary in this Note, no provision of this Note shall require the payment or permit the collection of interest in excess of the maximum permitted by applicable law ("Maximum Rate"). If any interest in excess of the Maximum Rate is provided for or shall be adjudicated to be so provided, in this Note or otherwise in connection with the loan transaction, the provisions of this paragraph shall govern and prevail, and neither the Borrower nor the sureties, guarantors, successors or assigns of the Borrower shall be obligated to pay the excess of the interest or any other excess sum paid for the use, forbearance, or detention of sums loaned. If for any reason interest in excess of the Maximum Rate shall be deemed charged, required or permitted by any court of competent jurisdiction, the excess shall be applied a payment and reduction of the principal of indebtedness evidenced by this Note, and, if the principal amount has been paid in full, any remaining excess shall forthwith be paid to the Borrower.

                                   Exhibit D-1

                  This Note shall be construed in accordance with the internal laws (and not the law of conflicts) of the State of Illinois, but giving effect to Federal laws applicable to national banks.

                                          SOUTHWESTERN PUBLIC SERVICE
                                          COMPANY

                                          By: __________________________________
                                          Print Name:___________________________
                                          Title:________________________________

                                          By: __________________________________
                                          Print Name:___________________________
                                          Title:________________________________

                                   Exhibit D-2

                   SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
                                       TO
                   NOTE OF SOUTHWESTERN PUBLIC SERVICE COMPANY
                               DATED____________,

----------------------------------------------------------------------------------------------------------------
                               Principal               Maturity               Principal
         Date               Amount of Loan        of Interest Period         Amount Paid          Unpaid Balance
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------

                                   Exhibit D-3

                                    EXHIBIT E

                            FORM OF INCREASE REQUEST

                        _________________________, 20___

Bank One, NA, as Agent under the
Credit Agreement referred to below

Ladies/Gentlemen:

         Please refer to the Credit Agreement dated as of February 18, 2003 among Southwestern Public Service Company (the "Borrower"), various financial institutions and Bank One, NA, as Agent (as amended, modified, extended or restated from time to time, the "Credit Agreement"). Capitalized terms used but not defined herein have the respective meanings set forth in the Credit Agreement.

         In accordance with Section 2.5(iii) of the Credit Agreement, the Borrower requests an increase in the Aggregate Commitment from $__________ to $__________. Such increase shall be made by [increasing the Commitment of ____________ from $________ to $________] [adding _____________ as a Lender under the Credit Agreement with a Commitment of $____________] as set forth in the letter attached hereto. Such increase shall be effective three Business Days after the date that the Agent accepts the letter attached hereto or such other date as is agreed among the Borrower, the Agent and the [increasing] [new] Lender.

                                          Very truly yours,

                                          SOUTHWESTERN PUBLIC SERVICE COMPANY

                                          By: __________________________________
                                          Name: ________________________________
                                          Title: _______________________________

                                   Exhibit E-1

                              ANNEX I TO EXHIBIT E

                                     [Date]

Bank One, NA, as Agent under the
Credit Agreement referred to below

Ladies/Gentlemen:

         Please refer to the letter dated __________, 20__ from Southwestern Public Service Company (the "Borrower") requesting an increase in the Aggregate Commitment from $__________ to $__________ pursuant to Section 2.5(iii) of the Credit Agreement dated as of February 18, 2003 among the Borrower, various financial institutions and Bank One, NA, as Agent (as amended, modified, extended or restated from time to time, the "Credit Agreement"). Capitalized terms used but not defined herein have the respective meanings set forth in the Credit Agreement.

         The undersigned hereby confirms that it has agreed to increase its Commitment under the Credit Agreement from $__________ to $__________ effective on the date which is three Business Days after the acceptance hereof by the Agent or on such other date as may be agreed among the Borrower, the Agent and the undersigned.

                                          Very truly yours,

                                          [NAME OF INCREASING BANK]

                                          By:_________________________
                                          Title:______________________

Accepted as of

_________, ____

BANK ONE, NA, as Agent

By: __________________________________
Name: ________________________________
Title: _______________________________

                                   Exhibit E-2

                              ANNEX II TO EXHIBIT E

                                     [Date]

Bank One, NA, as Agent under the
Credit Agreement referred to below

Ladies/Gentlemen:

         Please refer to the letter dated __________, 20___ from Southwestern Public Service Company (the "Borrower") requesting an increase in the Aggregate Commitment from $__________ to $__________ pursuant to Section 2.5(iii) of the Credit Agreement dated as of February 18, 2003 among the Borrower, various financial institutions and Bank One, NA, as Agent (as amended, modified, extended or restated from time to time, the "Credit Agreement"). Capitalized terms used but not defined herein have the respective meanings set forth in the Credit Agreement.

         The undersigned hereby confirms that it has agreed to become a Lender under the Credit Agreement with a Commitment of $__________ effective on the date which is three Business Days after the acceptance hereof, and consent hereto, by the Agent or on such other date as may be agreed among the Borrower, the Agent and the undersigned.

         The undersigned (a) acknowledges that it has received a copy of the Credit Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements delivered by the Borrower pursuant to the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to become a Lender under the Credit Agreement; and (b) agrees that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Credit Agreement.

         The undersigned represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this letter and to become a Lender under the Credit Agreement; and (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution and delivery of this letter and the performance of its obligations as a Lender under the Credit Agreement.

         The undersigned agrees to execute and deliver such other instruments, and take such other actions, as the Agent may reasonably request in connection with the transactions contemplated by this letter.

                                   Exhibit E-3

         The following administrative details apply to the undersigned:

(A)      Notice Address:

Legal name: _____________________________
Address: ________________________________
_______________________________
_______________________________
Attention:  _____________________________
Telephone: (___) ________________________
Facsimile: (___) ________________________

(B)      Payment Instructions:

Account No.: ___________________________
At:          ___________________________
_______________________________
_______________________________
Reference: ___________________________
Attention: ___________________________

         The undersigned acknowledges and agrees that, on the date on which the undersigned becomes a Lender under the Credit Agreement as set forth in the second paragraph hereof, the undersigned will be bound by the terms of the Credit Agreement as fully and to the same extent as if the undersigned were an original Lender under the Credit Agreement.

                                          Very truly yours,

                                          [NAME OF NEW LENDER]

                                          By:_________________________
                                          Title:______________________

Accepted and consented to as of
______________, 20___

BANK ONE, NA, as Agent

By: _____________________________
Name: ___________________________
Title: ____________________________

                                   Exhibit E-4

                                    EXHIBIT F

                         FORM OF COMPLIANCE CERTIFICATE

                        _________________________, 20___

Bank One, NA, as Agent under the
Credit Agreement referred to below

Ladies/Gentlemen:

         Please refer to the Credit Agreement dated as of February 18, 2003 among Southwestern Public Service Company (the "Borrower"), various financial institutions and Bank One, NA, as Agent (as amended, modified, extended or restated from time to time, the "Credit Agreement"). Capitalized terms used but not defined herein have the respective meanings set forth in the Credit Agreement.

         The Borrower certifies to you that (a) set forth on the Annexes hereto are correct calculations of the financial covenants set forth in Sections 6.12 and 6.13 of the Credit Agreement as of _______________; and (b) no Default or Unmatured Default exists as of the date of this Certificate[, except as specified in reasonable detail below:]

                                          Very truly yours,

                                          SOUTHWESTERN PUBLIC SERVICE COMPANY

                                          By: __________________________________
                                          Name: ________________________________
                                          Title: _______________________________

                                   Exhibit F-1

                        ANNEX 1 TO COMPLIANCE CERTIFICATE

Debt to Capitalization Ratio (Section 6.12)

1. Indebtedness

    (a) Long-term debt (including current maturities) $_____________

    (b) Commercial paper & other short term debt      $_____________

    (c) Letters of credit                             $_____________

    (d) Net liabilities under swaps, etc.             $_____________

    (e) Capitalized Lease Obligations                 $_____________

    (f) Synthetic Lease Obligations                   $_____________

    (g) Trust Preferred Securities                    $_____________

    (h) Total Debt (sum of (a) through (g))                         $___________

2. Capitalization

    (a) Total Common Stock                            $_____________

    (b) Total Retained Earnings                       $_____________

    (c) Total Debt (from 1(h) above)                  $_____________

    (d) Capitalization (sum of (a) through (c))                     $___________

3. Debt to Capitalization Ratio (1(h) to 2(d))                        ____ to 1.
     (not to be greater than 0.55 to 1.0)

                                   Exhibit F-2

                        ANNEX 2 TO COMPLIANCE CERTIFICATE

Interest Coverage Ratio (Section 6.13)

1.  EBITDA

     (a) Consolidated Net Income                       $_____________

     (b) Consolidated Interest Expense                 $_____________

     (c) Income Taxes                                  $_____________

     (d) Depreciation and Amortization                 $_____________

     (e) Other Income/Deductions (Net)                 $_____________

     (f) Extraordinary Items (net of income tax)(Net)  $_____________

     (g) EBITDA (total of (a)+(b)+(c)+(d)+/-(e)+/-(f)) $_____________

2.  Consolidated Interest Expense                                    $__________

3.   Interest Coverage Ratio (1(g) to 2)                             ____ to 1.0
        (not to be less than 2.75 to 1.0)

                                   Exhibit F-3

                                TABLE OF CONTENTS

                                                                                                                  PAGE
ARTICLE I.            DEFINITIONS...............................................................................    1

ARTICLE II.           THE CREDITS...............................................................................   12

         2.1      Commitment....................................................................................   12

         2.2      Required Payments; Maturity...................................................................   12

         2.3      Ratable Loans.................................................................................   12

         2.4      Types of Advances.............................................................................   12

         2.5      Commitment Fee; Changes in Aggregate Commitment; Up-Front Fees................................   12

         2.6      Minimum Amount of Each Advance................................................................   13

         2.7      Optional Principal Payments...................................................................   13

         2.8      Method of Selecting Types and Interest Periods for New Advances...............................   13

         2.9      Conversion and Continuation of Outstanding Advances...........................................   14

         2.10     Changes in Interest Rate, etc.................................................................   14

         2.11     Rates Applicable After Default................................................................   15

         2.12     Method of Payment.............................................................................   15

         2.13     Noteless Agreement; Evidence of Indebtedness..................................................   15

         2.14     Telephonic Notices............................................................................   16

         2.15     Interest Payment Dates; Interest and Fee Basis................................................   16

         2.16     Notification of Advances, Interest Rates, Prepayments and Commitment Reductions...............   17

         2.17     Lending Installations.........................................................................   17

         2.18     Non-Receipt of Funds by the Agent.............................................................   17

         2.19     Replacement of Lender.........................................................................   17

         2.20     Letters of Credit.............................................................................   18

                  (i)      Issuance.............................................................................   18

                  (ii)     Participations.......................................................................   18

                  (iii)    Notice...............................................................................   18

                  (iv)     Letter of Credit Fees................................................................   19

                  (v)      Administration; Reimbursement by Lenders.............................................   19

                  (vi)     Reimbursement by Borrower............................................................   19

                  (vii)    Obligations Absolute.................................................................   20

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                                  PAGE
                  (viii)   Actions of Issuer....................................................................   20

                  (ix)     Indemnification......................................................................   20

                  (x)      Lenders' Indemnification.............................................................   21

                  (xi)     Letter of Credit Collateral Account..................................................   21

                  (xii)    Rights as a Lender...................................................................   22

ARTICLE III.          YIELD PROTECTION; TAXES...................................................................   22

         3.1      Yield Protection..............................................................................   22

         3.2      Changes in Capital Adequacy Regulations.......................................................   23

         3.3      Availability of Types of Advances.............................................................   23

         3.4      Funding Indemnification.......................................................................   23

         3.5      Taxes.........................................................................................   24

         3.6      Lender Statements; Survival of Indemnity......................................................   25

ARTICLE IV.           CONDITIONS PRECEDENT......................................................................   26

         4.1      Initial Credit Extension......................................................................   26

         4.2      Each Credit Extension.........................................................................   27

ARTICLE V.            REPRESENTATIONS AND WARRANTIES............................................................   27

         5.1      Existence and Standing........................................................................   27

         5.2      Authorization and Validity....................................................................   27

         5.3      No Conflict; Government Consent...............................................................   28

         5.4      Financial Statements..........................................................................   28

         5.5      Material Adverse Change.......................................................................   28

         5.6      Taxes.........................................................................................   28

         5.7      Litigation and Contingent Obligations.........................................................   29

         5.8      Subsidiaries..................................................................................   29

         5.9      ERISA.........................................................................................   29

         5.10     Accuracy of Information.......................................................................   29

         5.11     Regulation U..................................................................................   29

         5.12     Material Agreements...........................................................................   29

         5.13     Compliance With Laws..........................................................................   29

         5.14     Plan Assets; Prohibited Transactions..........................................................   30

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                                  PAGE
         5.15     Environmental Matters.........................................................................   30

         5.16     Investment Company Act........................................................................   30

         5.17     Public Utility Holding Company Act............................................................   30

         5.18     Insurance.....................................................................................   30

ARTICLE VI.           COVENANTS.................................................................................   30

         6.1      Financial Reporting...........................................................................   30

         6.2      Use of Proceeds...............................................................................   32

         6.3      Notice of Default.............................................................................   32

         6.4      Conduct of Business...........................................................................   32

         6.5      Taxes.........................................................................................   32

         6.6      Insurance.....................................................................................   32

         6.7      Compliance with Laws..........................................................................   32

         6.8      Maintenance of Properties.....................................................................   33

         6.9      Inspection....................................................................................   33

         6.10     Merger........................................................................................   33

         6.11     Sale of Assets................................................................................   33

         6.12     Debt to Capitalization Ratio..................................................................   33

         6.13     Interest Coverage Ratio.......................................................................   33

         6.14     Liens.........................................................................................   34

         6.15     Intercompany Transactions.....................................................................   34

         6.16     Off-Balance Sheet Liabilities.................................................................   34

         6.17     Receivables Transaction Attributed Obligations................................................   34

ARTICLE VII.          DEFAULTS..................................................................................   35

ARTICLE VIII.         ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES............................................   36

         8.1      Acceleration; Letter of Credit Collection Account.............................................   37

         8.2      Amendments....................................................................................   38

         8.3      Preservation of Rights........................................................................   38

ARTICLE IX.           GENERAL PROVISIONS........................................................................   38

         9.1      Survival of Representations...................................................................   39

         9.2      Governmental Regulation.......................................................................   39

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                                  PAGE
         9.3      Headings......................................................................................   39

         9.4      Entire Agreement..............................................................................   39

         9.5      Several Obligations; Benefits of this Agreement...............................................   39

         9.6      Expenses; Indemnification.....................................................................   39

         9.7      Numbers of Documents..........................................................................   40

         9.8      Accounting....................................................................................   40

         9.9      Severability of Provisions....................................................................   40

         9.10     Nonliability of Lenders.......................................................................   40

         9.11     Limited Disclosure............................................................................   40

         9.12     Nonreliance...................................................................................   41

         9.13     Disclosure....................................................................................   42

ARTICLE X.            THE AGENT.................................................................................   42

         10.1     Appointment; Nature of Relationship...........................................................   42

         10.2     Powers........................................................................................   42

         10.3     General Immunity..............................................................................   42

         10.4     No Responsibility for Loans, Recitals, etc....................................................   43

         10.5     Action on Instructions of Lenders.............................................................   43

         10.6     Employment of Agents and Counsel..............................................................   43

         10.7     Reliance on Documents; Counsel................................................................   43

         10.8     Agent's Reimbursement and Indemnification.....................................................   43

         10.9     Notice of Default.............................................................................   44

         10.10    Rights as a Lender............................................................................   44

         10.11    Lender Credit Decision........................................................................   44

         10.12    Successor Agent...............................................................................   45

         10.13    Agent's Fee...................................................................................   45

         10.14    Delegation to Affiliates......................................................................   45

         10.15    Syndication Agent.............................................................................   46

ARTICLE XI.           SETOFF; RATABLE PAYMENTS..................................................................   46

         11.1     Setoff........................................................................................   46

         11.2     Ratable Payments..............................................................................   46

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                                  PAGE
ARTICLE XII.          BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS.........................................   46

         12.1     Successors and Assigns........................................................................   46

         12.2     Participations................................................................................   47

         12.3     Assignments...................................................................................   48

         12.4     Dissemination of Information..................................................................   49

         12.5     Tax Treatment.................................................................................   49

ARTICLE XIII.         NOTICES...................................................................................   49

         13.1     Notices.......................................................................................   49

         13.2     Change of Address.............................................................................   49

ARTICLE XIV.          COUNTERPARTS..............................................................................   49

ARTICLE XV.           CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL; MAXIMUM INTEREST RATE.......   50

         15.1     CHOICE OF LAW.................................................................................   50

         15.2     CONSENT TO JURISDICTION.......................................................................   50

         15.3     WAIVER OF JURY TRIAL..........................................................................   50

         15.4     Maximum Interest Rate.........................................................................   50

SCHEDULES

         Pricing Schedule
         5.7   -   Litigation and Contingent Liabilities
         5.9   -   Excluded Reportable Events
         6.14  -   Existing Liens
         6.16  -   Off-Balance Sheet Liabilities

EXHIBITS

         A Form of Opinion of Counsel to the Borrower
         B Form of Assignment Agreement
         C Form of Money Transfer Instructions
         D Form of Note
         E Form of Increase Request
         F Form of Compliance Certificate